UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

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ASSISTED LIVING CONCEPTS, INC.

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SUPPLEMENT DATED MAY 1, 2013

TO

PROXY STATEMENT DATED APRIL 8, 2013

GENERAL INFORMATION

The following information supplements, and should be read in conjunction with, the proxy statement dated April 8, 2013 (the “proxy statement”), which was filed with the U.S. Securities and Exchange Commission (“SEC”) and mailed on or about April 10, 2013 to stockholders of record as of the close of business on April 4, 2013 of Assisted Living Concepts, Inc., a Nevada corporation (the “Company”), relating to the proposals to (a) approve the Agreement and Plan of Merger (the “merger agreement”), dated February 25, 2013, by and among the Company, Aid Holdings, LLC, a Delaware limited liability company (“Parent”), and Aid Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly-owned subsidiary of Parent, and (b) consider and vote on a non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, as specified and disclosed in the proxy statement (the “non-binding compensation proposal”). To the extent that information herein differs from or updates information contained in the proxy statement, the information contained herein supersedes the information contained in the proxy statement. Any defined terms used but not defined herein shall have the meanings set forth in the proxy statement.

PROPOSED SETTLEMENT OF LITIGATION

As previously disclosed on page 59 of the proxy statement under the heading “The Merger—Litigation Relating to the Merger,” the Company and its directors and, other than in the Rosenfeld IRA Complaint, TPG, Parent and Merger Sub are named as defendants in the following purported class action complaints: the Somers Complaint, the Simpson Complaint, the Raul Complaint, the Black Complaint, the Rosenfeld IRA Complaint and the Olson Complaint. Such complaints seek equitable relief, including an injunction preventing the consummation of the merger and an award of attorneys’ and other fees and costs. Additionally, such complaints seek rescission in the event the merger is consummated.

On April 11, 2013, the plaintiff in the Somers Complaint filed a second amended complaint, adding allegations of breaches of fiduciary duty by the Company’s directors for allegedly allowing inadequate disclosure in the proxy statement.

On April 19, 2013, the Stipulation and Order Consolidating Related Actions, Appointing Co-Lead Counsel and Liaison Counsel, and Related Matters (the “Consolidation Stipulation”), as agreed to by the plaintiffs and defendants in the Somers Complaint, the Simpson Complaint, the Raul Complaint, the Black Complaint and the Rosenfeld IRA Complaint, was submitted to the court in the Somers Complaint, whereby the Somers Complaint, the Simpson Complaint, the Raul Complaint, the Black Complaint and the Rosenfeld IRA Complaint would be consolidated under the caption In re Assisted Living Concepts, Inc. Shareholder Litigation, Case No. A-12-6754054-C (consolidated with Case Nos. A-13-677683-C, A-13-677797-C, A-13-677838-C, and A-13-677902-C) (together with the Olson Complaint, the “Actions”). The court has not yet approved the Consolidation Stipulation.

On April 23, 2013, the plaintiff in the Olson Complaint filed an amended complaint, adding new class action claims alleging breach of state law fiduciary duties by the Company’s directors and adding TPG, Parent and Merger Sub as additional defendants alleging that TPG, Parent and Merger Sub aided and abetted such alleged breach.

On April 30, 2013, counsel for the defendants (“Defendants”) and plaintiffs (“Plaintiffs”) to the Actions entered into a Memorandum of Understanding (the “MOU”) in which they agreed on the terms of a settlement of the Actions. The proposed settlement is conditional upon, among other things, final approval of the proposed settlement by the applicable courts.

Pursuant to the MOU, the Company has agreed to make certain supplemental disclosures, all of which are set forth herein. In addition, in connection with the proposed settlement and as provided in the MOU, it is contemplated that Plaintiffs’ counsel will seek an award of attorneys’ and other fees and costs as part of the settlement, and Plaintiffs will release Defendants from any and all liability. The proposed settlement will not affect the amount of the consideration that the Company’s stockholders are entitled to receive pursuant to the merger agreement.

Defendants specifically deny the allegations made in the Actions and all other purported concerns expressed by Plaintiffs with respect to the merger agreement, and Defendants maintain that they have committed no breach of fiduciary duty or other wrongdoing whatsoever, have committed no disclosure or other violations in connection with the merger agreement and have not aided or abetted any breach of fiduciary duty or other alleged wrongdoing. However, Defendants, to avoid the costs, disruption and distraction of further litigation, and to permit the timely consummation of the merger, and without admitting the validity of any allegations made in the Actions or of any of the additional purported concerns expressed by Plaintiffs about the merger agreement, or any liability with respect thereto, have concluded that it is desirable that the claims against them be settled on the terms reflected in the MOU. Plaintiffs and their counsel believe that a settlement of the Actions on the terms reflected in the MOU is fair, reasonable, adequate and in the best interests of the Company’s stockholders. Plaintiffs have agreed to stay the Actions pending final approval by the applicable courts of the proposed settlement and to dismiss the Actions with prejudice upon final approval by the applicable courts of the settlement of the Actions.

A hearing is expected to be scheduled at which the applicable courts will consider the fairness, reasonableness and adequacy of the proposed settlement. Notwithstanding the MOU, there can be no assurance that the applicable courts will approve the settlement contemplated by the MOU. In such event, the settlement contemplated by the MOU may be terminated.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

The special committee (the “Special Committee”) of the board of directors (the “Board”) of the Company continues to unanimously recommend that the stockholders of the Company vote “FOR” approval of the merger agreement. The Board also continues to unanimously recommend that the stockholders of the Company vote “FOR” approval of the merger agreement. In addition, the Board continues to unanimously recommend that the stockholders of the Company vote “FOR” the non-binding compensation proposal.

SUPPLEMENTAL DISCLOSURE

The Company is making the following supplemental disclosures to the proxy statement (marked with new text underlined). The supplemental disclosures should be read in conjunction with the proxy statement, which should be read in its entirety.

(1)	Supplement to “The Merger—Background of the Merger”

The following disclosure supplements the 4th paragraph under the heading “Background of the Merger” on page 23 of the proxy statement.

In July 2011, the Board instructed Citi to initiate an outreach on a confidential basis to a group of six healthcare REITs about a potential transaction based on the belief that, in light of current market valuations of and recent transactions involving healthcare REITs, the six REITs would have the financial capacity to consummate a potential transaction and would be willing to assign the highest value to the Company. Subsequently, Citi requested that each of the six REITs execute confidentiality agreements in order to facilitate the disclosure of confidential Company information. Three of the REITs contacted by Citi (Party A, Party B and Party C) executed confidentiality agreements with the Company.

The following disclosure supplements the 11th paragraph under the heading “Background of the Merger” on page 24 of the proxy statement.

On January 26, 2012, a meeting of the Special Committee was held at the offices of Foley. Mr. Rhinelander, Dr. Roadman and Mr. Spector attended the entire meeting and Ms. Ng attended for a portion of the meeting. Representatives of Foley and Citi also were present. During the meeting, Citi made a presentation to the Special Committee that included, among other things, an update on the process, profiles of the potential buyers and an analysis and comparison of the offers made by the potential buyers. Citi also discussed with the members of the Special Committee strategic alternatives other than the sale of the Company, including splitting up the Company by creating a real estate holding company and an operating company. Representatives of Foley then reviewed the fiduciary duties of the Special Committee under applicable law. After discussion, the Special Committee instructed Citi to proceed with the next round of offers.

The following disclosure supplements the 14th paragraph under the heading “Background of the Merger” on page 25 of the proxy statement.

Mr. Rhinelander advised Citi that he had instructed Sagent Advisors, LLC, a boutique investment banking firm, to conduct an outreach to six additional financial sponsors not previously contacted by Citi in order to gauge their interest in a potential transaction and increase the number of potential buyers of the Company. Party M, Party N, Party O and Party P executed confidentiality agreements with the Company and received confidential information about the Company, while Party Q and Party R did not sign confidentiality agreements. After reviewing the confidential information, Party M, Party N and Party O indicated interest in moving forward. In response, Mr. Rhinelander directed Citi to request that such potential buyers submit a written indication of interest in a potential transaction.

The following disclosure supplements the 65th paragraph under the heading “Background of the Merger” on page 30 of the proxy statement.

On November 14, 2012, the Special Committee instructed Citi to contact parties that had previously participated in the process, gauge their interest in rejoining the process and invite them to submit a written proposal for the acquisition of the Company by December 7, 2012. In determining which parties would be contacted, the Special Committee considered which parties would have the financial capacity to consummate a potential transaction and which parties would be willing to assign the highest value to the Company based on the Special Committee’s course of dealing with parties during the process.

The following disclosure supplements the 69th paragraph under the heading “Background of the Merger” on page 30 of the proxy statement.

On December 7, 2012, TPG submitted a written proposal to acquire the Company for $11.00 to $13.00 per share of Class A common stock in cash. Party F, Party J and Party O declined to submit proposals to acquire the Company. Party F did express an interest in acquiring certain of the Company’s assets rather than the Company in its entirety, but, after consultation with Mr. Rhinelander and at his direction, Citi informed Party F the Special Committee’s strategy at that time did not include selling the assets in which Party F expressed an interest in acquiring. The Special Committee’s strategy at that time focused on a sale of the Company in its entirety because a sale of certain of the Company’s assets would result in the Company continuing to operate as a standalone enterprise and subject the Company’s stockholders to the potential risks and uncertainties associated therewith.

(2)	Supplement to “The Merger—Opinion of Citigroup Global Markets, Inc., Financial Advisor to the Special Committee”

The following disclosure supplements the paragraph after the caption “Research Price Targets” under the heading “Opinion of Citigroup Global Markets, Inc., Financial Advisor to the Special Committee” on page 42 of the proxy statement.

Citi compared the Class A per share merger consideration to the one-year price per share targets for the Class A common stock of two Wall Street research analysts, as of February 21, 2013, found in publicly available public equity research on the Company. As of that date, the two research analysts who covered the Company and reported one-year price targets published price per share targets for the Class A common stock of $6.00 (Sidoti & Company, LLC) and $8.00 (BOE). Citi noted that the Class A per share merger consideration was above those one-year price targets.

The following disclosure supplements the 3rd paragraph after the caption “Key Comparable Companies Analysis” under the heading “Opinion of Citigroup Global Markets, Inc., Financial Advisor to the Special Committee” on page 42 of the proxy statement.

As part of its key comparable companies analysis, Citi calculated and analyzed each selected company’s ratio of adjusted firm value (assuming capitalization of rent expenses at a multiple of 8.0x) to its 2013 estimated adjusted earnings before interest, taxes, depreciation, amortization and rent expense (EBITDAR), yielding a multiple of 8.0x for the Company and 7.6x for Five Star Quality Care, Inc. Based on the key comparable company metrics analyzed and its professional judgment, Citi selected a multiple range of 7.6x to 8.0x and applied such multiples to the corresponding data of the Company. Financial data for the key comparable companies were based on information available from FactSet, Wall Street research reports and public filings. This analysis indicated the following implied equity value per share reference range for the Company, as compared to the Class A per share merger consideration:

Implied Equity Value Per Share Reference Range for the Company	Class A Per Share Merger Consideration
$6.75 — $8.00	$12.00

The following disclosure supplements the paragraph after the caption “Premiums Paid Analysis” under the heading “Opinion of Citigroup Global Markets, Inc., Financial Advisor to the Special Committee” on pages 42 and 43 of the proxy statement.

Citi reviewed publicly available data relating to 207 transactions involving U.S. public targets, announced between January 1, 2007 and February 20, 2013, with a transaction value between $250 million and $1 billion and in which the target stockholders received all cash consideration, excluding transactions where the target’s principal business was as a financial institution or in real estate. Citi reviewed the implied premiums paid in such transactions over the closing stock prices of the target companies one trading day prior to public announcement of the relevant transaction based on information publicly available at that time. Citi observed the average and median premiums for the selected transactions to be 33.0% and 30.3%, respectively. Citi observed the interquartile range of premiums among the selected transactions of 14.1% (for transactions in the 25th percentile) to 47.8% (for transactions in the 75th percentile). Citi applied such interquartile range of premiums to the undisturbed closing per share price of the Class A common stock on November 1, 2012 (one day before the Company’s disclosure that the Special Committee would continue its strategic review process to explore corporate alternatives) of $8.01. This analysis indicated the following implied per share equity value reference range for the Company, as compared to the Class A per share merger consideration:

Implied Equity Value Per Share Reference Range for the Company	Class A Per Share Merger Consideration
$9.25 — $11.75	$12.00

The following disclosure supplements the 3rd paragraph after the caption “Illustrative Sum-of-the-Parts Analysis” under the heading “Opinion of Citigroup Global Markets, Inc., Financial Advisor to the Special Committee” on page 43 of the proxy statement.

The firm value of the operations and management business ($127 million) was calculated by applying a selected valuation multiple of 10.3x to the 2012 fourth quarter estimated annualized EBITDA for the operations and management business of $12.3 million. The selected valuation multiple of 10.3x is based on the Selected Transaction Analysis described above. The 2012 fourth quarter estimated annualized EBITDA for the operations and management business was calculated by adjusting the Company’s estimated 2012 fourth quarter annualized EBITDAR of $45.0 million to exclude $10.7 million in rents payable to third party lessors and an additional $21.9 million representing the rental stream that the Company’s owned facilities (which we refer to as the “owned facility rental stream”) could support in the case of separation of the Company’s real estate business and the Company’s operations and management business.

The following disclosure supplements the 5th paragraph after the caption “Illustrative Sum-of-the-Parts Analysis” under the heading “Opinion of Citigroup Global Markets, Inc., Financial Advisor to the Special Committee” on page 44 of the proxy statement.

The range of potential firm values of the real estate business ($274 million to $313 million) was calculated by dividing the owned facility rental stream by a selected range of cap rates (as defined below). Citi applied a 7.0% to 8.0% range of cap rates to the owned facility rental stream to calculate the firm value of the Company’s real estate business. Citi selected this range of cap rates utilizing its professional judgment and experience, taking into account its analysis of the Company’s real estate business and the companies that participated in the selected transactions described below. Using publicly available information, the range of cap rates was selected from the third and fourth quartiles of cap rates calculated from the following selected real estate transactions involving the sale of asset portfolios that may be considered similar to the assets of the Company’s real estate business. While none of the companies that participated in the selected transactions are directly comparable to Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s real estate business’s results, market size and product profile.

The following disclosure supplements the paragraph after the caption “Discounted Cash Flow Analysis” under the heading “Opinion of Citigroup Global Markets, Inc., Financial Advisor to the Special Committee” on page 45 of the proxy statement.

Citi performed a discounted cash flow analysis to calculate the estimated present value of the standalone, unlevered, after-tax free cash flow that the Company could generate for fiscal year 2013 through fiscal year 2016. Citi calculated the Company’s free cash flow for the fiscal years ending 2013, 2014, 2015 and 2016 to be $56 million, $28 million, $33 million and $38 million, respectively, calculated as the Company’s estimated EBITDA for the applicable fiscal year adjusted for the cash impact of, among other things, taxes, disposals of assets and capital expenditures. No adjustment was made to add back the cost of stock-based compensation. Citi’s calculation of the Company’s estimated free cash flow for the fiscal years ending 2013, 2014, 2015 and 2016, based on prospective financial information provided by the Company to Citi, is shown in more detail below:

Unlevered, After-Tax Free Cash Flow ($ millions)

Fiscal Year Ending 12/31	2013E	2014E	2015E	2016E
EBITDA	$45	$50	$57	$64

Less: Depreciation and amortization	(26)	(27)	(29)	(30)

EBIT (earnings before interest and taxes)	19	22	28	33

Less: Provision for taxes	(11)	(9)	(12)	(14)

NOPAT (net operating profit after tax)	8	13	16	20

Plus: Depreciation and amortization	26	27	29	30

Less: Amortization of intangible operating lease	(1)	(1)	—	—

Plus: Deferred income taxes	1	1	1	1

Plus: Tax refund (related to purchase of Ventas facilities)	15	—	—	—

Plus: Sale proceeds net of tax (disposals of assets)	20	—	—	—

Less: Change in net working capital (increase)	2	2	2	2

Less: Capital expenditures	(15)	(15)	(15)	(15)

Unlevered, after-tax free cash flow	$56	$28	$33	$38

Citi calculated terminal values for the Company by applying to the Company’s fiscal year 2016 estimated free cash flow a range of perpetuity growth rates of 2.0% to 3.0%, which range was selected taking into consideration long-term growth expectations for the industry. The present value of the cash flows and terminal value were then calculated using discount rates ranging from 10.1% to 11.8%, based on a calculation of the Company’s weighted average cost of capital. Citi used the following key inputs in calculating the Company’s weighted average cost of capital: an industry median debt-to-total capital ratio of 43.0%, an estimated, pre-tax long-term cost of debt of 9.0%, a marginal tax rate of 39.0%, a risk free rate of 3.21% (i.e., the yield on the 30-year Treasury Bond as of February 20, 2013), an assumed equity market risk premium range of 5.0% to 7.0% (based on Citi guidelines), a relevered equity beta of 1.51 (calculated based on (1) an industry median unlevered asset beta of 1.04, (2) an implied debt-to-equity ratio of 75.5% and (3) a marginal tax rate of 39.0%) and a small cap risk premium of 2.8% (based on the 2012 Ibbotson SBBI Valuation Yearbook and Citi guidelines). Citi also observed that the implied terminal value to EBITDA multiples ranged from 6.2x to 8.6x, based on calculations using the perpetuity growth rates ranging from 2.0% to 3.0% and the discount rates ranging from 10.1% to 11.8%.

Based on this analysis, Citi calculated the following implied equity value per share reference range for the Company, as compared to the Class A per share merger consideration:

Implied Equity Value Per Share Reference Range for the Company	Class A Per Share Merger Consideration
$9.25 — $14.50	$12.00

IMPORTANT INFORMATION AND WHERE TO FIND IT

The Company filed the proxy statement with the SEC on April 8, 2013 and mailed the proxy statement on or about April 10, 2013 to its stockholders of record at the close of business on April 4, 2013. Investors and security holders are urged to read the proxy statement carefully and in its entirety, including any other relevant documents filed with the SEC (when available) and incorporated by reference in the proxy statement. Investors and security holders may obtain a free copy of the proxy statement and other documents that the Company files with the SEC (when available) from the SEC’s website at www.sec.gov and the Company’s website at www.alcco.com. In addition, the proxy statement and other documents filed by the Company with the SEC (when available) may be obtained from the Company free of charge by directing a request to Assisted Living Concepts, Inc., c/o Investor Relations, W140 N8981 Lilly Road, Menomonee Falls, WI 53051-2325.

CERTAIN INFORMATION REGARDING PARTICIPANTS

The Company, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of the Company’s security holders in connection with the proposed merger. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the SEC on March 14, 2013. Additional information regarding the interests of such individuals can also be obtained from the proxy statement. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at www.alcco.com. This supplement does not constitute an offer, or any solicitation of any offer, to buy or subscribe for any securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements about the expected timing, completion and effects of the merger and all other statements made herein that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “continuing,” “believe” or “project,” or the negative of those words or other comparable words. Any forward-looking statements included herein are made as of the date hereof only, based on information available to the Company as of the date hereof, and, subject to any applicable law to the contrary, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are not a guarantee of future performance and are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ from those projected in such forward-looking statements. Such risks and uncertainties include: any conditions imposed on the parties in connection with consummation of the transactions contemplated by the merger agreement; the ability to obtain regulatory approvals of the transactions contemplated by the merger agreement on the proposed terms and schedule; the failure of the Company’s stockholders to approve the transactions contemplated by the merger agreement; the Company’s ability to maintain relationships with customers, employees or suppliers following the announcement of the merger agreement; the ability of the parties to satisfy the conditions to closing of the transactions contemplated by the merger agreement; the risk that the transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all; the risks that are described from time to time in the Company’s reports filed with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 14, 2013, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and in other of the Company’s filings with the SEC; and general industry and economic conditions.